     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1997

                                                      REGISTRATION NO. 333-31599
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                         WELLPOINT HEALTH NETWORKS INC.
             (Exact name of Registrant as specified in its charter)

                                   ----------

           DELAWARE                                            95-4635504
 (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                        Identification Number)


                               21555 OXNARD STREET
                        WOODLAND HILLS, CALIFORNIA 91367
               (Address of principal executive offices) (zip code)
                                   ----------
                                THOMAS C. GEISER
             Executive Vice President, General Counsel and Secretary
                         WELLPOINT HEALTH NETWORKS INC.
              21555 Oxnard Street, Woodland Hills, California 91367
                     (Name and address of agent for service)
                                 (818) 703-4000
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                               Barry Homer, Esq.

                         Brobeck, Phleger & Harrison LLP
                      One Market Plaza, Spear Street Tower
                         San Francisco, California 94105
                                 (415) 442-0900

                                   ----------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                   ----------

      If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

     AMENDMENT FILED PURSUANT TO RULE 414(d) OF THE SECURITIES ACT OF 1933.


================================================================================

        On June 10, 1997, the shareholders of WellPoint Health Networks Inc., a California corporation ("Wellpoint California"), approved the reincorporation of such company in Delaware (the "Reincorporation"). The Reincorporation was effected via a merger involving WellPoint Health Networks Inc., a Delaware corporation (the "Company") which was wholly owned by Wellpoint California prior to such merger, and a wholly owned subsidiary of the Company organized solely for purposes of effecting such merger ("Merger Subsidiary"). As a result of the merger, Merger Subsidiary was merged into Wellpoint California, Merger Subsidiary disappeared and WellPoint California became the surviving entity and a wholly owned subsidiary of the Company. The merger was effected on August 4, 1997. By this amendment, the Company hereby adopts this Registration Statement No. 333-31599 on Form S-3 as its own for all purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. This adoption is made pursuant to Rule 414(d) as promulgated under the Securities Act of 1933.

PROSPECTUS

                         WELLPOINT HEALTH NETWORKS INC.

                                  COMMON STOCK

                                  50,000 Shares

          -------------------------------------------------------------

      This Prospectus relates to 50,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of WellPoint Health Networks Inc. (the "Company" or "WellPoint") issuable to eligible persons providing services to the Company and any of its subsidiaries, pursuant to awards granted under the Company's Agent and Broker Incentive Share Plan (the "Plan").


      Quotations for the Common Stock are reported on the New York Stock Exchange under the symbol "WLP." On August 4, 1997, the closing sale price of the Company's Common Stock was $52 per share. See "Price Range of Common Stock."


      SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE HOLDERS OF THE SECURITIES OFFERED HEREBY.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. IF ANY SUCH INFORMATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE WITH RESPECT TO THE SECURITIES BY ANYONE, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

      NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                          -----------------------------


                 The date of this Prospectus is August 5, 1997

                       DOCUMENTS INCORPORATED BY REFERENCE


      The following documents of the Company's predecessor, WellPoint
California (as defined below), filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:


      (i) Annual Report on Form 10-K (File No. 1-14340) for the year ended December 31, 1996;

      (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


      (iii) Current Reports on Form 8-K filed January 2, 1997, and March 14, 1997 (as amended by Amendment No. 1 on Form 8-K/A filed May 14, 1997); and

      (iv) definitive Proxy Statement on Schedule 14A filed May 8, 1997.

      The following documents of the Company filed with the Commission (File No. 001-13803) are incorporated herein by reference:

      (i) Registration Statement on Form 8-B filed June 12, 1997; and

      (ii) Current Report on Form 8-K filed August 5, 1997.



      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge to any person to whom a copy of this Prospects is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such document. Requests should be directed to 21555 Oxnard Street, Woodland Hills, California 91367, Attention: Secretary. The Company's telephone number is
(818) 703- 4000.


                               TABLE OF CONTENTS



   Documents Incorporated by Reference .................................. 2
   Additional Information ............................................... 3
   Reincorporation ...................................................... 3
   The Company .......................................................... 4
   Risk Factors ......................................................... 4
   Price Range of Common Stock .......................................... 5
   Use of Proceeds ...................................................... 6
   Agent and Broker Incentive Share Plan ................................ 6
   Plan of Distribution ................................................. 8
   Legal Matters ........................................................ 8
   Experts .............................................................. 8

                             ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statement and other information can also be inspected at the officers of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, or 233 South Beaudry Avenue, Los Angeles, California 90012 or by way of the Commission's Internet address, http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the public reference facilities maintained by the Commission at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fees.



                                REINCORPORATION

       The Company was incorporated in Delaware effective August 4, 1997 (the "Reincorporation"). The Reincorporation was effected via a merger (the "Merger") involving the Company, WellPoint Health Networks Inc., a California company ("WellPoint California"), which was the parent of the Company prior to such merger, and a wholly owned subsidiary of the Company organized solely for purposes of effecting the Merger ("Merger Subsidiary"). As a result of the Merger, Merger Subsidiary was merged into WellPoint California, Merger Subsidiary disappeared and WellPoint California is the surviving entity and a wholly owned subsidiary of the Company, which became substantially a holding company. As a further result of the Merger, the shareholders of WellPoint California became the stockholders of the Company. As used in this Prospectus, the "Company" means WellPoint Health Networks Inc., a Delaware corporation, on or after August 4, 1997, and WellPoint Health Networks Inc., a California corporation (and its predecessors) prior to August 4, 1997.

                                   THE COMPANY


      The Company is one of the nation's largest publicly traded managed health care companies with approximately 5.9 million medical members, 12.9 million pharmacy members and 3.0 million dental members as of March 31, 1997. The Company offers a diversified mix of managed care products, including health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and point-of-service ("POS") and other hybrid plans and indemnity plans. The Company also provides a broad array of specialty managed care products, including pharmacy, dental, life, workers' compensation, preventive care, disability, behavioral health, COBRA and flexible benefits account administration. In addition, the Company offers managed care services for self-funded employers, including underwriting, actuarial services, network access, medical cost management, claims processing and administrative services.



      The Company's operations, with the exception of specialty products, are organized into two internal business units with a geographic focus. The Company markets its products in California under the name Blue Cross of California and outside of California under the name UNICARE. Historically, the Company's primary market for managed care products has been California. The Company holds the exclusive right in California to market its products under the Blue Cross name and mark. The Company is diversified in its California customer base, with extensive membership among small employer groups, individuals and large employer groups, and a growing presence in the Medicare and Medicaid markets.


      The Company is a corporation organized under the laws of Delaware. The Company's principal executive offices are located at 21555 Oxnard Street, Woodland Hills, California 91367 and its telephone number is (818) 703-4000.




                                  RISK FACTORS

      In addition to the other information contained in this Prospectus and incorporated by reference herein, the following risk factors should be considered in evaluating the Company and its business and the risk of ownership of the shares of Common Stock offered hereby. Additional risk factors are discussed from time to time in the Company's various filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference herein.

GEOGRAPHIC EXPANSION STRATEGY

      As part of the Company's business strategy, the Company has recently acquired substantial operations in new geographic markets. These businesses, which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. While the integration of these businesses into the Company has begun, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of these businesses as the Company pursues its strategy of motivating the acquired members to select managed care products. In order to implement this strategy, the Company will, among other things, need to develop satisfactory provider networks and information systems, which will require considerable expenditures by the Company in addition to the costs associated with the integration of these acquisitions. A portion of these expenditures will be reflected in the Company's results of operations. The Company's results of operations could be adversely affected in the event that the Company fails to develop such provider networks and information systems or is otherwise unable to implement fully its expansion strategy.

HEALTH CARE REGULATIONS

      The Company's operations are subject to substantial regulation by Federal, state and local agencies in all jurisdictions in which the Company now operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods. Future regulatory actions by any such agencies may have a material adverse effect on the Company's business. In addition, numerous proposals related to health care reform are being considered at the Federal and state levels. Many of these proposals related to mandated coverage or benefits with respect to specified illnesses or procedures. There can be no assurance that compliance with recently enacted or future legislation will not have a material adverse effect on WellPoint's claims expense, its financial condition or results of operations.

HEALTH CARE COSTS AND PREMIUM PRICING PRESSURES

      The Company's future results will depend in large part on accurately predicting health care costs and upon the Company's ability to control future health care costs through underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in utilization rates, demographic characteristics, health care practices, inflation, new technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition or results of operations. Additionally, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels may adversely affect the Company's financial condition or results of operations.

COMPETITION

      Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent periods as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition could adversely affect the Company's financial condition or results of operations.

COMPETITIVE FACTORS IN INDIVIDUAL AND SMALL GROUP AND LARGE GROUP MARKETS

      The Company's two primary products ([a] managed care products and [b] management services products, including specialty managed care services) are marketed through two internal business units which are organized on a geographic basis, Blue Cross of California and UNICARE. The geographic business units are divided further into individual and small group businesses versus larger employers because of the distinctive differences in the focus needed in targeting each of these markets. The combined cost ratios (medical costs and expenses) for the small group and individual businesses and the large group business vary due primarily to differing product mix between the managed care and management services products and different distribution costs. A greater percentage of small group and individual membership is comprised of higher risk managed care products, which tend to be more profitable than the lower risk managed care and management services products as a result of higher deductibles and co-payments and increased profit margins generally associated with increased underwriting risks. The group services membership is comprised primarily of capitated managed care products and management services products which result in lower margins as a result of the lower level of underwriting risk related to the capitated products and the non-risk nature of the management services products. However, over the past three years, margin erosion has been greater in the individual and small group business than in the large group business primarily as a result of slower growth in membership, product mix change and greater competitive pressure on premium increases. The spread between the profitability of the individual and small group business and large group business in California was 8.4% and 10.4% for the quarter ended March 31, 1997 and 1996, respectively.

                           PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is traded on the New York Stock Exchange under the symbol "WLP." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock. For periods prior to the consummation of the recapitalization and merger of the Company's former wholly owned subsidiary, WellPoint Health Networks Inc., a Delaware corporation ("Old WellPoint"), with and into the Company on May 20, 1996 (the "Recapitalization"), the information given below is with respect to Old WellPoint Class A Common Stock without adjustment for the two-for-three exchange occurring as part of the Recapitalization. In connection with the Recapitalization, Old WellPoint paid a special dividend of $10.00 per share to its stockholders of record as of May 15, 1996.

                                                                 HIGH       LOW
                                                                 ----       ---
PRE-RECAPITALIZATION:
Year Ended December 31, 1995
    First Quarter  . . . . . . . . . . . . . . . . . . . . . .  $37        $27
    Second Quarter . . . . . . . . . . . . . . . . . . . . . .   34 3/8     27 3/8
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . .   31         27 7/8
    Fourth Quarter . . . . . . . . . . . . . . . . . . . . . .   33 3/8     29 1/8
Year Ended December 31, 1996
    First Quarter  . . . . . . . . . . . . . . . . . . . . . .  $36        $31 7/8
    Second Quarter (through May 20, 1996). . . . . . . . . . .   36 5/8     26

POST-RECAPITALIZATION:
    Second Quarter (May 21, 1996 to June 30, 1996) . . . . . .   39 1/8     31 1/8
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . .   33 3/4     23 3/8
    Fourth Quarter . . . . . . . . . . . . . . . . . . . . . .   35 1/2     28 1/4
Year Ended December 31, 1997
    First Quarter  . . . . . . . . . . . . . . . . . . . . . .   45 7/8     32 1/2
    Second Quarter . . . . . . . . . . . . . . . . . . . . . .   51         37 3/4
    Third Quarter (through August 4, 1997) . . . . . . . . . .   54         46 1/4


      On August 4, 1997, the closing price on the New York Stock Exchange for the Company's Common stock was $52 per share. As of August 1, 1997, there were approximately 1,137 holders of record of the Common Stock.


                                 USE OF PROCEEDS

          The Company intends to use the net proceeds, if any, from the sale of any Common Stock offered hereby for general corporate purposes.

                     AGENT AND BROKER INCENTIVE SHARE PLAN

      In May 1997, the Company's Board of Directors adopted the Plan.

      The principal purpose of the Plan is to enable the Company to provide restricted share right awards to persons (including individuals and corporations) providing selling or similar services generally referred to as health plan agent or broker services to the Company or its affiliates.

      Under the Plan, not more than 50,000 shares of Common Stock are authorized for issuance. The shares available under the Plan may be either previously unissued shares or shares that have been repurchased by the Company. The Plan provides for appropriate adjustments to the maximum number and class of securities issuable under the Plan and the number and class of securities and price per share, if applicable, in effect under each outstanding award in the event of any change to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration.

      If any outstanding award under the Plan is terminated, canceled or forfeited for any reason before the whole number of shares governed by such award are issued, the remaining shares will continue to be available for issuance under the Plan.

      The principal features under the Plan are summarized below, but this summary is qualified in its entirety by reference to the Plan itself, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Copies of the plan may be obtained by making written or oral request of the Company's Secretary at 21555 Oxnard Street, Woodland Hills, California 91367.

ELIGIBILITY

      Under the terms of the Plan, any person or entity providing agent or broker services to the Company is eligible for restricted share right grants under the Plan. Any recipients of grants will be determined by the Committee in its sole discretion.

ADMINISTRATION

      The Plan is administered by a committee appointed by the Board of Directors of the Company consisting of one or more members of the Board. The Board has delegated administration of the Plan to the Compensation Committee of the Board (the "Committee").

      The Committee has been given authority to administer the Plan, including authority to interpret and construe any relevant provisions and adopt rules and regulations with respect to eligibility of various persons to receive awards under the Plan. The Committee has also been given authority to determine the amount and number of shares subject to awards and to determine the terms and conditions of any award made under the Plan.

RESTRICTED SHARE RIGHT GRANTS


      The Plan provides that the Committee may make restricted share right grants under the Plan to receive one or more shares of Common Stock. The Committee will determine the standards and conditions (which may include the prior satisfaction of certain performance requirements) for the issuance of restricted share right grants to any eligible person. Although the Company reserves the right to alter any standards or other conditions to the receipt of a grant, the Company anticipates that grant awards will initially be based upon the growth (whether absolute or percentage) in the number of in-force subscribers of the Company's (or any affiliate's) health plans generated by a particular agent or broker over a specified period of time. The standards applicable from time to time to the receipt of grants will be set forth in greater detail in written notice to be provided by the Company to any one or more eligible persons as determined by the Committee in its sole discretion.



      The Company currently anticipates that no grants of restricted share rights will be made under the Plan prior to January 15, 1999. On such date, the Company expects to make restricted share right grants to certain persons performing agent and broker services for certain of the Company's affiliates in the California individual and small group health plan market based upon certain criteria. In order to be eligible for a grant on such date, an agent must have had a minimum of 10 medical subscribers in force as of November 30, 1997 (and for which such agent is considered to be the "agent of record") and must have an agent agreement in force, must be in compliance with all material terms and conditions of such agent agreement and must be a California resident. Grants made on January 15, 1999 are expected to be made to such persons based upon the growth of in-force subscribers over the one-year period ending November 30, 1998. The Company expects that certain agents or brokers, including persons or entities serving as general agents, brokers with special commission arrangements and employees of the Company or its affiliates, will be ineligible for such grants. The Company may impose additional conditions or restrictions on the receipt of grants or eligibility therefor.


ISSUANCE OF SHARES PURSUANT TO RESTRICTED SHARE RIGHT GRANTS

      Grants may be made subject to vesting requirements or any other terms, conditions or restrictions (whether based on the maintenance of a minimum number of in-force health subscribers generated by or otherwise attributable to the award recipient, performance standards, periods of service or otherwise) as the Committee shall deem appropriate. Such terms, conditions and restrictions may vary from award to award. Any grants made under the Plan shall be evidenced by such instruments (containing vesting requirements and other relevant terms, conditions and restrictions) as the Committee shall deem appropriate. The Committee also has the absolute discretion to determine whether any payment or other consideration is to be received by the Company or its subsidiaries as a condition precedent to the issuance of the restricted share right grant or of shares of Common Stock upon the lapsing of any restrictions thereon.


      The Company anticipates that any grants made on January 15, 1999 will vest over the immediately following two-year period, 50% on January 15, 2000 and 50% on January 15, 2001. In order for a grant to vest, a recipient agent must maintain the number of medical subscribers that such agent had on November 30, 1998. In addition, on the vesting date such agent must continue to have an agent agreement in force, be in compliance with all material terms and conditions of such agreement and continue to be a California resident. It is expected that the notice of grant evidencing each restricted share rights award will contain special provisions dealing with the death or retirement of an agent or with the transfer of business subject to a restricted share right grant. The Company may impose additional vesting conditions on restricted share right grants made.


AMENDMENT AND TERMINATION

      The Board of Directors may amend, suspend or discontinue the Plan in whole or in part at any time in its absolute discretion. Pursuant to delegated authority, the Committee has full power to modify or waive any of the terms, conditions or restrictions applicable to any outstanding restricted share right award; provided, however, that no such modification or waiver shall, without the consent of the relevant holder of the award, adversely affect such holder's rights thereunder. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization or liquidation, each outstanding award under the Plan will terminate unless assumed pursuant to written agreement by the successor company or a parent or subsidiary thereof.

MISCELLANEOUS PROVISIONS

      The Plan will become effective on December 1, 1997 and the Committee may make awards under the Plan at any time after such date and before the Plan is terminated by the Board.

      The Company's obligation to issue shares under the Plan, in addition to other requirements, is also subject to the satisfaction of any applicable tax withholding requirements.

      The award of restricted share rights under the Plan will in no way limit the ability or right of the Company to adjust, reclassify or otherwise change its capital or business structure or to effect significant corporate events, such as a merger, consolidation, dissolution, liquidation, sale or transfer of all or any part of the Company's business or assets.

FEDERAL INCOME TAX CONSEQUENCES

      Any person to whom a restricted share right grant is made will not have taxable income upon issuance of such grant. However, when the relevant vesting restrictions with respect to any grant lapse, such that the underlying shares are issued to the grant recipient, the grant recipient will realize ordinary income and the Company will be entitled to a business expense deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price paid therefor. Because the grant of a restricted share right will constitute merely a contingent future right to receive Common Stock, recipients will not be eligible to make an election under
Section 83(b) of the Internal Revenue Code at the time of receipt of a grant.

      The Company recommends that any person receiving a grant award under the Plan consult with such person's tax advisor with respect to the tax aspects of restricted share right grants and the issuance of Common Stock thereunder.

                              PLAN OF DISTRIBUTION

      The Common Stock offered by this Prospectus will be sold by the Company from time to time upon the lapsing of any vesting restrictions or other conditions to issuance on restricted share right grants.

                                  LEGAL MATTERS

      The validity of the Common Stock to be offered hereby will be passed upon for the Company by Thomas C. Geiser, Esq., General Counsel to the Company.

                                     EXPERTS

      The audited consolidated financial statements of WellPoint Health Networks Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

      The combined financial statements of the Group Benefit Operations of John Hancock Mutual Life Insurance Company and subsidiaries at December 31, 1996 and 1995 and for the years then ended, included in the Company's Amendment No. 1 on Form 8-K/A to its Current Report on Form 8-K dated March 1, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         All dollar amounts in the following table are estimates except the amount of the registration fee under the Securities Act of 1933:

    Securities and Exchange Commission filing fee  . . . . . . . . .   $   768
    Accounting fees and expenses . . . . . . . . . . . . . . . . . .    10,000
    New York Stock Exchange listing fee  . . . . . . . . . . . . . .     2,000
    Legal fees and expenses  . . . . . . . . . . . . . . . . . . . .    10,000
    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .     2,232
          Total  . . . . . . . . . . . . . . . . . . . . . . . . . .    25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICES


        Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        The Company's certificate of incorporation provides that the liability of the Company's directors to the Company or the Company's stockholders for monetary damages for breach of fiduciary duty will be eliminated to the fullest extent permissible under Delaware law except for (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which a director received an improper personal benefit.

        The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.

        The Company's bylaws provide that the Company will indemnify each present and former director and officer of the Company or a predecessor company and each of their respective subsidiaries, as such companies exist or have existed, and such agents of the Company as the Board of Directors shall determine, to the fullest extent provided by Delaware law.

        In addition, the Company has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.


ITEM 16.  EXHIBITS


Exhibit
Number                           Document Description
------                           --------------------
4.1     Restated Certificate of Incorporation of the Company
        (incorporated by reference from Exhibit 3.1 to the Company's
        Current Report on Form 8-K filed on August 5, 1997).
4.2     Bylaws of the Company (incorporated by reference from Appendix B to
        WellPoint California's Schedule 14A filed May 8, 1997,
        File No. 333-03292-01).
4.3     Agreement and Plan of Reorganization dated as of July 22, 1997 by and among WellPoint Health Networks, Inc., a California corporation, WLP
        Acquisition Corp., a California corporation, and the Company
        (incorporated by reference from Exhibit 99.1 to the Company's Current
        Report on Form 8-K filed on August 5, 1997).

4.4 Agreement of Merger (incorporated by reference from Exhibit 3.3 to the Company's Current Report on Form 8-K filed on August 5, 1997).

4.5     Specimen of Common Stock Certificate (incorporated by reference from
        Exhibit 4.4 to the Company's Registration Statement No. 001-13083 on
        Form 8-B).
5.1     Opinion of Thomas C. Geiser, Esq.
9.1     Amended and Restated Voting Agreement (incorporated by reference from
        Exhibit 99.3 to the Company's Current Report on Form 8-K filed August 5,
        1997).
9.2     Amended and Restated Voting Trust Agreement (incorporated by reference from Exhibit 99.2 to the Company's Current Report on Form 8-K filed on
        August 5, 1997).
23.1    Consent of Coopers & Lybrand L.L.P.
23.2    Consent of Ernst & Young LLP.
23.3    Consent of Thomas C. Geiser, Esq. (included in the Opinion filed as Exhibit 5.1)
24.1    Powers of Attorney (see signature page included in Registration Statement).
99.1    Agent and Broker Incentive Share Plan (previously filed).

ITEM 17. UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offerers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)
(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offerer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The Company hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the 4th day of August, 1997.


                                        WELLPOINT HEALTH NETWORKS INC.


                                        By: /s/ Leonard D. Schaeffer
                                            ----------------------------------
                                            Leonard D. Schaeffer
                                            Chairman of the Board and Chief
                                            Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Leonard D. Schaeffer and Thomas C. Geiser, and each of one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of then, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute an instrument.


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities indicated on the 4th day of August, 1997.


            SIGNATURE                                  TITLE
            ---------                                  -----


     /s/ Leonard D. Schaeffer
--------------------------------------     Chairman of the Board and Chief
         Leonard D. Schaeffer              Executive Officer (Principal
                                           Executive Officer)

     /s/ Howard G. Phanstiel
--------------------------------------     Executive Vice President, Finance
         Howard G. Phanstiel               and Information Services
                                           (Principal Financial Officer)

     /s/ S. Louise McCrary
--------------------------------------     Vice President, Chief Accounting
         S. Louise McCrary                 Officer and Controller
                                           (Principal Accounting Officer)

       /s/ David R. Banks
--------------------------------------     Director
           David R. Banks

       /s/ W. Toliver Besson
--------------------------------------     Director
           W. Toliver Besson

       /s/ Roger E. Birk
--------------------------------------     Director
           Roger E. Birk

       /s/ Sheila P. Burke
--------------------------------------     Director
           Sheila P. Burke


      /s/ Stephen L. Davenport
--------------------------------------     Director
          Stephen L. Davenport

        /s/ Julie A. Hill
--------------------------------------     Director
            Julie A. Hill

     /s/ Elizabeth A. Sanders
--------------------------------------     Director
         Elizabeth A. Sanders

                                    EXHIBIT



Exhibit
Number                           Document Description
------                           --------------------
4.1     Restated Certificate of Incorporation of the Company
        (incorporated by reference from Exhibit 3.1 to the Company's
        Current Report on Form 8-K filed on August 5, 1997).
4.2     Bylaws of the Company (incorporated by reference from Appendix B to
        WellPoint California's Schedule 14A filed May 8, 1997,
        File No. 333-03292-01).
4.3     Agreement and Plan of Reorganization dated as of July 22, 1997 by and among WellPoint Health Networks, Inc., a California corporation, WLP
        Acquisition Corp., a California corporation, and the Company
        (incorporated by reference from Exhibit 99.1 to the Company's Current
        Report on Form 8-K filed on August 5, 1997).
4.4     Agreement of Merger (incorporated by reference from Exhibit 3.3 to the
        Company's Current Report on Form 8-K filed on August 5, 1997).
4.5     Specimen of Common Stock Certificate (incorporated by reference from
        Exhibit 4.4 to the Company's Registration Statement No. 001-13083 on
        Form 8-B).
5.1     Opinion of Thomas C. Geiser, Esq.
9.1     Amended and Restated Voting Agreement (incorporated by reference from
        Exhibit 99.3 to the Company's Current Report on Form 8-K filed August 5,
        1997).
9.2     Amended and Restated Voting Trust Agreement (incorporated by reference from Exhibit 99.2 to the Company's Current Report on Form 8-K filed on
        August 5, 1997).
23.1    Consent of Coopers & Lybrand L.L.P.
23.2    Consent of Ernst & Young LLP.
23.3    Consent of Thomas C. Geiser, Esq. (included in the Opinion filed as Exhibit 5.1)
24.1    Powers of Attorney (see signature page included in Registration Statement).
99.1    Agent and Broker Incentive Share Plan (previously filed).